Exhibit 4.6

PSQ HOLDINGS, INC.

Amended and Restated 2023 Stock Incentive Plan

RESTRICTED STOCK AWARD AGREEMENT

PSQ Holdings, Inc. (the “Company”) hereby grants the following restricted stock award pursuant to the PSQ Holdings, Inc. Amended and Restated 2023 Stock Incentive Plan. The terms and conditions attached hereto are also a part hereof. To the extent any capitalized term used in this award Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Notice of Grant

Name of recipient (the “Participant”):
Grant Date:
Number of shares of restricted stock (“Restricted Shares”) granted:
Vesting Start Date:

Vesting Schedule:

Vesting Date:	Number of Restricted Shares that Vest:
[DATE]
[DATE]
[DATE]
All vesting is dependent on the Participant remaining a Service Provider, as provided herein.

PSQ Holdings, Inc.

By:
Signature of Participant		Dusty Wunderlich, CEO

Street Address

City/State/Zip Code

PSQ Holdings, Inc.

Amended and Restated 2023 Stock Incentive Plan

Restricted Stock Award Agreement

Incorporated Terms and Conditions

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.             Award of Restricted Shares. The Company has granted to the Participant, subject to the terms and conditions set forth in this Restricted Stock Award Agreement (this “Agreement”) and in the PSQ Holdings, Inc. Amended and Restated 2023 Stock Incentive Plan (the “Plan”), an award of the number of Restricted Shares set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”). Each Restricted Share is a share of Class A Common Stock of the Company (the “Common Stock”), the vesting of which is subject to the satisfaction of service-based conditions and the terms and conditions set forth herein. Unless and until these Restricted Shares vest as provided in Section 4 below, they are subject to the restrictions specified in Section 3 of this Agreement.

2.              Delivery of Restricted Shares. As soon as practicable after the Grant Date, the Company will cause its transfer agent to maintain a book-entry account in the Participant’s name reflecting the issuance of the Restricted Shares. The Company will cause the Restricted Shares to be maintained in such book-entry account until the Restricted Shares either vest as provided in Section 4 or are forfeited as provided in Section 5. The book-entry account that reflects the issuance of such Restricted Shares will be subject to stop-transfer instructions as provided in Section 9. The Participant’s right to receive this Restricted Stock Award is conditioned upon the Participant’s execution and delivery to the Company of any instruments of assignment that may be necessary to permit transfer to the Company of all or a portion of the Restricted Shares if such Restricted Shares are forfeited in whole or in part.

3.	Applicable Restrictions.

(a)	Beginning on the Grant Date, the Participant shall have all rights and privileges of a stockholder of the Company with respect to the Restricted Shares except as follows (the “Restrictions”):

(i)	dividends and other distributions declared and paid with respect to the Restricted Shares before they vest shall be subject to Section 3(c);

(ii)	none of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered, subjected to a levy or attachment or disposed of before they vest other than a transfer upon the Participant’s death in accordance with the Participant’s will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 11(d) of the Plan; and

(iii)	all or a portion of the Restricted Shares may be forfeited in accordance with Section 5.

(b)	Any attempt to transfer or dispose of any Restricted Shares in a manner contrary to the Restrictions shall be void and of no effect.

(c)	All dividends with respect to outstanding but unvested Restricted Shares, including any cash, stock or other property distributable as the result of any change in capitalization described in Section 10(a) of the Plan, shall be retained and held by the Company subject to the same Restrictions, vesting conditions and other terms of this Agreement to which the underlying unvested Restricted Shares are subject. Payment of retained dividends on Restricted Shares will be made by the later of (i) the end of the calendar year in which the dividends are paid to stockholders of that class of stock or (ii) the 15th day of the third month following the lapse of the Restrictions on transferability and the forfeiture provisions applicable to the underlying Restricted Shares. No interest will be paid on dividends.

4.	Vesting.

If the Participant remains a Service Provider continuously from the Grant Date specified in the Notice of Grant, then the Restricted Shares will vest in the number(s) and on the date(s) specified in the Vesting Schedule on the cover page of this Agreement. Any fractional Restricted Shares resulting from the application of any percentages used in the Vesting Schedule shall be rounded down to the nearest whole Share.

5.	Forfeiture of Restricted Shares.

In the event that the Participant attempts to transfer Restricted Shares in a manner contrary to the Restrictions, or ceases to be a Service Provider for any reason or no reason, with or without cause, all of the Restricted Shares that are unvested as of the time that the Participant’s Service terminates shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant. The Participant shall have no further rights with respect to the Restricted Shares, and any Restricted Shares that are forfeited shall be returned to the Company for cancellation.

6.	Release of Unrestricted Shares.

Upon the vesting of Restricted Shares and the corresponding lapse of the Restrictions as to those shares, and after the Company has determined that all conditions to the release of unrestricted shares of Common Stock (“Unrestricted Shares”) to the Participant, including Section 8(b) of this Agreement, have been satisfied, it shall release to the Participant such Unrestricted Shares, as evidenced by issuance to the Participant of a stock certificate without restrictive legend, by electronic delivery of Unrestricted Shares to a brokerage account designated by the Participant, or by an unrestricted book-entry registration of Unrestricted Shares with the Company’s transfer agent.

7.	Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

8.	Tax Matters.

(a)	Acknowledgments; No Section 83(b) Election. The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the award of Restricted Shares and that the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to Restricted Shares. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of Restricted Shares. The Participant agrees that the Participant will not file an election under Section 83(b) of the Code with respect to the Restricted Shares covered by this Agreement.

(b)	Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of Restricted Shares. At such time as the Participant is not aware of any material nonpublic information about the Company or the Common Stock and is not prohibited from doing so by the Company’s insider trading policy or otherwise, the Participant shall execute the instructions set forth in Schedule A attached hereto (the “Durable Automatic Sell-to-Cover Instruction”) as the means of satisfying such tax obligation unless the Participant has already executed such instruction, as determined by the Company. If the Participant does not execute the Durable Automatic Sell-to-Cover Instruction prior to an applicable vesting date, or if for any reason, the execution of the Durable Automatic Sell-to-Cover Instruction does not result in sufficient proceeds to satisfy withholding tax obligations, or would be prohibited by applicable law at the applicable time, then the Participant agrees that, if under applicable law the Participant will owe taxes at such vesting date on the portion of the award then vested, the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company. The Company shall not deliver any Unrestricted Shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

9.	Stop Transfer Instructions.

In order to ensure compliance with the Restrictions, the Company will issue appropriate “stop transfer” instructions to its transfer agent, which will apply to the Restricted Shares until they vest. The Company shall not be required (i) to transfer on its books any Restricted Shares that have purportedly been sold or otherwise transferred in violation of any of the provisions of this Agreement; or (ii) to treat as owner of such Restricted Shares or to accord the right to vote or receive dividends to any transferee to whom such Restricted Shares shall have been purportedly sold or transferred in violation of any of the provisions of this Agreement.

10.	Miscellaneous.

(a)	No Right to Continued Service. The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the Restricted Shares is contingent upon his or her continued Service to the Company, this Agreement does not constitute an express or implied promise of continued employment or service relationship with the Participant or confer upon the Participant any rights with respect to a continued employment or service relationship with the Company or any affiliate of the Company.

(b)	Participant’s Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) understands the terms and consequences of this Agreement; and (iii) agrees, in accepting this award, to be bound by any clawback policy that the Company has in place or may adopt in the future.

(c)	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

Schedule A

Durable Automatic Sell-to-Cover Instruction

This Durable Automatic Sell-to-Cover Instruction (this “Instruction”), which is being delivered to PSQ Holdings, Inc. (the “Company”) by the undersigned on the date set forth below (the “Adoption Date”), relates to all of my outstanding restricted stock awards (“RSAs”) and any RSAs which may be granted to me at any time in the future (the “Covered RSAs”). This Instruction provides for “eligible sell-to-cover transactions” (as described in Rule 10b5-1(c)(1)(ii)(D)(3) under the Securities Exchange Act of 1934 (the “Exchange Act”)) and is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c)(1) under the Exchange Act.

I acknowledge that upon vesting of any Covered RSAs in accordance with the applicable RSA’s terms, I will recognize compensation income equal to the fair market value of the vested shares of the Company’s common stock (“Shares”), with the value of such Shares determined on the applicable vesting dates, and that the Company is required to withhold applicable federal, state, local and foreign taxes (“Withholding Obligations”) with respect to that compensation income.

I desire to establish a plan and process to satisfy such Withholding Obligations with respect to all Covered RSAs through an automatic sale of the number of Shares sufficient to satisfy such Withholding Obligations, with the cash proceeds of such sale delivered to the Company in satisfaction of such Withholding Obligations.

I understand that the Company has arranged for the administration and execution of its equity incentive programs and the sale of securities by participants thereunder pursuant to a platform administered by a third party and the Company’s designated brokerage partner, which is a broker-dealer that is a member of the Financial Industry Regulatory Authority (the “Agent”).

This Instruction will take effect with respect to the vesting of my Covered RSAs which vest after the 30th day following the Adoption Date (or if I am an officer of the Company on the Adoption Date, after the later of: (i) the 90th day following the Adoption Date or (ii) two business days following the disclosure of the Company’s financial results in Form 10-Q or Form 10-K for the completed fiscal quarter in which this Instruction was adopted (or, with respect to this clause (ii), if sooner, the 120th day after the Adoption Date of this Instruction)).

I hereby irrevocably appoint the Agent (or any successor broker-dealer) to (1) sell on the open market at the then-prevailing market price(s), on my behalf, as soon as practicable on or after the Shares subject to the Covered RSAs vest, only the number (rounded down to the prior whole number) of Shares issued sufficient to generate proceeds to cover (A) the amount necessary to satisfy the Withholding Obligations resulting exclusively from the issuance of such Shares, and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto; (2) remit the sale proceeds to the Company in satisfaction of the Withholding Obligations; and (3) remit to me any funds remaining after satisfying the Withholding Obligations.

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I hereby appoint the Chief Legal Officer, General Counsel & Secretary of the Company to serve as my attorney in fact to arrange for the sale of Shares in accordance with this Instruction. I agree to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the Shares pursuant to this Instruction. I authorize the Company and the Agent to cooperate and communicate with one another to determine the number of Shares that must be sold pursuant to this Instruction.

If I have previously adopted an automatic sale or sell-to-cover instruction relating to Covered RSAs, this Instruction shall be void ab initio.

I hereby certify that, as of the Adoption Date:

(i) I am not prohibited from entering into this Instruction by the Company’s insider trading policy or otherwise;

(ii) I am not aware of any material nonpublic information about the Company or its common stock; and

(iii) I am adopting this Instruction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.

Furthermore, I understand that the Agent may effect sales as provided in this Instruction in one or more sales, and that the average price for executions resulting from bunched orders will be assigned to my account. In addition, I acknowledge that it may not be possible to sell Shares as provided in this Instruction due to (1) a legal or contractual restriction applicable to me or the Agent, (2) a market disruption, or (3) rules governing order execution priority on the national exchange where the Shares may be traded. In the event of the Agent’s inability to sell Shares, I will continue to be responsible for the timely payment to the Company of all Withholding Obligations. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the awarding or vesting of the Covered RSAs or the subsequent sale of Shares (including, without limitation, pursuant to this Instruction). The Company does not commit and is under no obligation to structure RSAs to reduce or eliminate my tax, insider trading or other liability.

This Instruction is irrevocable.

By:
Print Name:
Date:

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